Exhibit 16.1

January 31, 2025

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re: Lion Group Holding Ltd.

Dear Sir or Madam:

We have read the statements made by Lion Group Holding Ltd. of its Form 6-K dated January 31, 2025. We agree with the statements concerning our firm in such Form 6-K; we are not in a position to agree or disagree with other statements of Lion Group Holding Ltd. contained therein.

Very truly yours,

/s/ HTL International, LLC

HTL International, LLC

Houston, Texas

12 Greenway Plaza Suite 1100 | Houston, Texas 77046